Exhibit 99.1

PRESS RELEASE For Immediate Release	CONTACT:	Jill Swartz Managing Director, PR & Events (949) 833-8252 Ext. 123 js@tnpre.com

TNP Strategic Retail Trust Acquires Fee Simple Title to

Constitution Trail Centre in Normal, Ill

Completes Consent Foreclosure

IRVINE, Calif., (October 25, 2011) – TNP Strategic Retail Trust, Inc. (the “Company”), a publicly registered non-traded REIT that invests in grocery and drug-store anchored, multitenant necessity retail properties, announced today that it has acquired fee simple title to Constitution Trail Centre in Normal, Illinois. The Company previously acquired the mortgage notes secured by the property and on Friday, October 21, 2011 completed a consent foreclosure.

Constitution Trail Centre is a 197,739 square foot multitenant retail center built in 2007 and located in Normal, Illinois, a suburb of Bloomington in the heart of central Illinois. The property includes an additional value-add opportunity with 28 acres of land for future development. The center sits directly north of the densely populated Illinois State University (ISU). Aided by a well-diversified employment market, the Bloomington-Normal MSA unemployment rate was 7.4 percent as of August 2011, 2.5 percentage points lower than the Illinois average of 9.9 percent according to the U.S. Bureau of Labor Statistics.

The property is approximately 67.5 percent leased and is anchored by Schnucks and Starplex Cinemas. Other national tenants include Dollar Tree, Subway, H&R Block, Great Clips and Wendy’s. Tenants have staggered lease expirations that range from 2012 to 2029.

About TNP Strategic Retail Trust, Inc.

TNP Strategic Retail Trust, Inc. is a publicly registered non-traded REIT that invests in grocery and drug-store anchored, multitenant necessity retail properties, located primarily in the Western United States, and real estate related assets, including investment in or origination of mortgage, mezzanine, bridge and other loans related to commercial real estate. As of October 21, 2011, TNP Strategic Retail Trust has issued 4,821,638 shares of common stock. The Company currently pays a monthly distribution that equates to an annual 7 percent distribution. For more information regarding TNP Strategic Retail Trust, please visit www.tnpsrt.com.

Thompson National Properties, LLC

1900 Main Street, Suite 700 — Irvine, CA 92614 — T: (949) 833-8252 F: (949) 252-0212

www.tnpre.com

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About Thompson National Properties, LLC

Thompson National Properties, LLC (TNP) is an international real estate advisory company, specializing in the creation and management of real estate investment funds. TNP uses a variety of investment structures to fit the needs of its investors, which are designed for both institutional and high net worth individual investors. Thompson National Properties is also a leader in both property and asset management and receivership services, a key element in any successful commercial real estate investment in today’s lender-driven marketplace.

Headquartered in Irvine, California, Thompson National Properties was founded in April 2008 and has six regional offices. As of October 25, 2011, Thompson National Properties manages a portfolio of 151 commercial properties, in 31 states, totaling more than 18.6 million square feet, on behalf of over 4,000 investor/owners with an overall purchase value of $2.3 billion dollars. TNP has expanded its operations to the Middle East to provide valuation and advisory services on over 2.3 million square feet of real estate in Saudi Arabia. For more information regarding Thompson National Properties, please visit www.tnpre.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

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Thompson National Properties, LLC

1900 Main Street, Suite 700 — Irvine, CA 92614 — T: (949) 833-8252 F: (949) 252-0212

www.tnpre.com